UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

   Pursuant to Section 13 or 15(d) if the Securities and Exchange Act of 1934

       Date of Report (Date of earliest event reported): January 24, 2005

                              L. B. FOSTER COMPANY
               (Exact name of registrant as specified in charter)

     Pennsylvania               000-10436                  25-1324733
(State of Incorporation) (Commission File Number)   (I.R.S. Employer
                                                     Identification No.)

  415 Holiday Drive, Pittsburgh, Pennsylvania                      15220
   (Address of principal executive offices)                      (Zip Code)

       Registrant's telephone number, including area code: (412) 928-3417

                                 Not Applicable
          (Former name or former address, if changed since last report)

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Check  the  appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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
ITEM 1.01         Entry into a Material Definitive Agreement.

         a.       Agreement for Purchase and Sale of Concrete Ties

          On January 24, 2005, the Registrant's wholly-owned subsidiary, CXT Incorporated ("CXT"), executed an agreement (the "Agreement"), deemed effective as of January 21, 2005, with the Union Pacific Railroad Company ("Railroad") under which CXT agreed to sell and the Railroad agreed to purchase concrete ties.

          CXT has agreed that a new plant in Tucson, Arizona ("Tucson Plant") will be operational and manufacturing ties by November 21, 2005 and will attain full production capacity by January 20, 2006. CXT also must install new equipment at the Grand Island, Nebraska plant ("GI Plant") by September 21, 2005 and attain full production capacity by November 20, 2005. These dates may be extended under certain circumstances. Both plants must utilize equipment that incorporates the substantial equivalent of Grimbergen long-line concrete tie technology.

          While the GI Plant is shut down during the installation of the new equipment, CXT must provide 48,000 ties to the Railroad from CXT's current Spokane, Washington facility (fob GI Plant) or from the GI Plant's excess production. Such ties' prices shall be the same as the prices of other ties sold under the Agreement.

          The Railroad is obliged to purchase and CXT is obliged to sell a minimum of 100,000 ties annually from each of the GI Plant and the Tucson Plant; the parties' minimum obligations for 2005 with respect to the Tucson Plant are prorated based upon the date the Tucson Plant is to be operational and manufacturing ties. Unit prices decrease as the Railroad's estimated annual purchases from a specific plant increase; such decreased pricing becomes effective commencing with estimated annual purchases from a plant of 200,000 ties and continues through estimated annual purchases from a plant of 500,000 ties. Prices are adjusted annually, commencing January 1, 2005, based upon a stipulated formula.

          The term of the Agreement ends on December 31, 2012 for the Tucson Plant and on December 31, 2009 for the GI Plant. The term applicable to each of the plants may be extended for successive 2-year periods if the Railroad provides at least 180 days advance written notice of extension and CXT does not reject the extension within 30 days.

          The Railroad has been CXT's primary customer for concrete ties and the Registrant's largest customer for insulated rail joints. The Railroad also purchases rail products and piling from the Registrant and is, overall, the Registrant's single largest customer.

         b.                   Manufacturing Agreement

          On January 24, 2005, CXT entered into a Manufacturing Agreement with Grimbergen Engineering & Projects, B.V., a Dutch limited liability company, and Lubbers Constructiewerkplaats en Mahinefabriek
          "Hollandia" B. V. (herein "Hollandia"), a Dutch limited liability company and Grimbergen Holding B.V. (herein "Grimbergen), a Dutch limited liability company.

          Under the Manufacturing Agreement, equipment incorporating Grimbergen long-line concrete tie technology will be produced in the Netherlands for installation at both the Tucson Plant and the GI Plant. Hollandia will design and manufacture the equipment while Grimbergen will provide the plant, located in the Netherlands, at which the equipment will be manufactured. Grimbergen will also supervise the project. CXT will purchase the materials required for the construction of the equipment.

          For the use of the plant, CXT will pay Grimbergen three monthly rental installments of Euro 41,166.67 for each of April, May, and June, 2005. If the project is not completed by July 21, 2005, CXT and Grimbergen will negotiate in good faith any required extension of the lease.

          Hollandia has agreed to utilize specific individuals for the project and CXT has agreed to pay stipulated rates for the each hour worked by these individuals. CXT also has agreed to pay Hollandia Euro 146,400, payable in six equal monthly installments of Euro 24,400, for the use of certain manufacturing equipment and to pay Hollandia Euro 400,000 for certain intellectual property rights associated with the engineering, design, testing, fabrication and installation of the equipment. If the project is completed in accordance with specifications and within budget, CXT shall pay Hollandia an additional Euro 125,000.

          CXT shall pay Euro 10,000 per month to Grimbergen, but not more than a total of Euro 60,000, for supervisory services. CXT shall pay an additional Euro 60,000 to Grimbergen if the project is completed in compliance with the specifications and within budget. The budget is Euro 6,752,085.

          The conversion rate as of January 27, 2005 was approximately 1.3 dollars to 1 Euro and CXT bears the risk of fluctuations in currency exchange rates.

          Registrant will file the Agreement and the Manufacturing Agreement as exhibits to its annual report on Form 10-K.

                                   SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                     L. B. Foster Company
                                                         (Registrant)

Date:  January 28, 2005                              By: /s/ David J. Russo
                                                     ----------------------
                                                     David J. Russo
                                                     Senior Vice President,
                                                     Chief Financial Officer and
                                                     Treasurer